Exhibit 99.1

Milestone Pharmaceuticals Reports Third Quarter 2026 Financial Results and Announces Cost-Efficiency Measures Designed to Extend Cash Runway Through AFib-RVR Phase 3 Data

Launch of CARDAMYST® (etripamil) nasal spray marked by steady prescription growth, new prescriber expansion and improving commercial coverage

Company is reducing operating expenses by approximately 30% while prioritizing sales force efforts for CARDAMYST; expects cash runway into late 2028

AFib-RVR Phase 3 trial on schedule with data expected in 2H 2028

MONTREAL and CHARLOTTE, N.C., -- November 13, 2026 – Milestone Pharmaceuticals Inc. (Nasdaq: MIST) today reported financial results for the quarter ended September 30, 2026, and announced cost-efficiency measures designed to extend cash runway through the topline results from its Phase 3 trial of etripamil in atrial fibrillation with rapid ventricular rate (AFib-RVR), while preserving the sales force and core commercial activities for CARDAMYST® (etripamil) nasal spray. CARDAMYST is FDA-approved for the conversion of acute symptomatic episodes of paroxysmal supraventricular tachycardia (PSVT) to sinus rhythm in adults.

Third Quarter and Recent Updates

•	Net product revenue for CARDAMYST of $1.0 million for Q3 2026, up 73% from the second quarter ended June 30, 2026; approximately 3,400 total prescriptions written by approximately 1,600 unique prescribers since launch; current payer coverage has increased to approximately two-thirds of commercially covered lives.

•	Corporate cost-efficiency measures expected to reduce operating expenses by approximately 30%; executives, Mr. Amit Hasija (Chief Financial Officer) and Dr. David Bharucha (Chief Medical Officer) have departed from the leadership team, with David transitioning to an advisor to the Company.

•	Amendment to Note Purchase Agreement with RTW Investments LP and certain of its affiliates (“RTW”) extends the payment-in-kind interest period on its convertible notes from March 31, 2027 to March 2029.

•	Cash and equivalents of $145.4 million as of September 30, 2026, expected to provide operating runway into late 2028, more than one year beyond prior guidance.

•	Ongoing Phase 3 pivotal trial (ReVeRA-301) evaluating etripamil nasal spray in atrial fibrillation with rapid ventricular rate (AFib-RVR) is on schedule; topline data expected in the second half of 2028.

“We are encouraged by the early progress of CARDAMYST, and as we gain experience in the market, we believe we are better able to identify where our investments can have the greatest potential impact,” said Joseph Oliveto, President and Chief Executive Officer of Milestone Pharmaceuticals. “The actions we are announcing today reflect a more efficient approach to capital allocation, which we believe will drive continued prescription growth, expand our prescriber base and improve patient access for CARDAMYST, while reducing operating expenses. Importantly, we expect these measures to extend our cash runway beyond the anticipated Phase 3 readout of ReVeRA-301 in the second half of 2028.”

Key elements of the cost-efficiency measures include:

•	Bringing the sales force in-house: the Company plans to retain the existing field sales team of approximately 45 dedicated representatives, transitioning them from a contracted model to company employees at a lower overhead cost while maintaining current sales coverage. This team reflects the territory optimization completed in August, when the field force was reduced from approximately 60 representatives to focus on the strongest-performing representatives and territories, including those covering electrophysiology and highest-prescribing cardiology accounts.

•	Operating efficiencies and cost reductions: The Company will also concentrate on its most productive targeted marketing, market access and patient support programs while discontinuing less productive initiatives. The Company is also rightsizing and internalizing selected outsourced activities and reducing its headquarters workforce. These actions are expected to reduce the Company’s operating expenses by approximately 30% and to be complete by the first quarter of 2027. The Company expects to incur approximately $2 million in one-time charges, primarily severance, conversion fees and costs related to the workforce reduction.

•	Leadership changes: Consistent with the organizational reduction and runway extension, Mr. Amit Hasija (Chief Financial Officer) and Dr. David Bharucha (Chief Medical Officer) have departed from the leadership team. Anthony Krick, the Company’s Vice President of Finance, has been named Principal Financial and Principal Accounting Officer, and will lead the Finance function.

•	R&D Commitment Maintained: The AFib-RVR Phase 3 program (ReVeRA-301) remains fully funded; non-essential short-term activities, including certain manufacturing scale-up work, have been deferred. AFib-RVR has an estimated addressable patient population of approximately 3 to 4 million patients in the United States (approximately 3 to 4 times the size of that for PSVT).

Financial Outlook

•	As of September 30, 2026, Milestone had cash, cash equivalents, and short-term investments of $145.4 million. The Company currently expects its cash, cash equivalents and short-term investments to be sufficient to cover operating expenses and capital expenditure into late 2028, more than one year beyond prior guidance.

Third Quarter 2026 Financial Results

As of September 30, 2026, Milestone had cash, cash equivalents, and short-term investments of $145.4 million, compared to $106.0 million as of December 31, 2025.

Product revenues were $1.0 million during the three months ended September 30, 2026. For the nine months ended September 30, 2026, product revenues were $1.8 million. There was no product revenue during the three months or nine months ended September 30, 2025.

Research and development expense, net of tax credits, for the three months ended September 30, 2026, was $3.5 million, compared with $3.9 million for the prior year period. For the nine months ended September 30, 2026, research and development expense, net of tax credits, was $10.2 million, compared with $12.6 million for the same period in 2025. The decrease for the three-month period was primarily due to a decrease in outside service costs related to drug development and research. The decrease for the nine-month period was primarily due to decreases in personnel costs and outside service costs related to drug development and research.

Selling, general and administrative expense for the three months ended September 30, 2026, was $24.2 million, compared with $7.9 million for the prior year period. For the nine months ended September 30, 2026, selling, general and administrative expense was $67.5 million, compared with $32.3 million for the same period in 2025. The increases were primarily due to additional personnel costs, professional costs, and other operational expenses related to the launch of CARDAMYST.

For the three months ended September 30, 2026, net loss was $25.8 million, or $0.18 per share, compared with a net loss of $11.9 million, or $0.12 per share, for the prior year period. For the nine months ended September 30, 2026, net loss was $80.5 million, or $0.59 per share, compared with $45.6 million, or $0.60 per share, for the same period in 2025. All net loss per-share amounts are basic and diluted.

For further details on the Company’s financials, refer to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the U.S. Securities and Exchange Commission (SEC) today.

Conference Call and Webcast

Milestone will host a conference call and webcast at 8:30 am ET today, Friday, November 13. To access the live conference call, participants may register here.

Conference Call Details:

Conference Dial-in:	1-877-407-0792
International Dial-in:	1-201-689-8263
Conference ID:	13763324

Participants can use Guest dial-in #s above and be answered by an operator OR click the Call Me™ link for instant telephone access to the event. The Call Me™ link will be made active 15 minutes prior to scheduled start time.

A replay of the audio webcast of the call will be available under the News & Events section of Milestone's website, www.milestonepharma.com.

About Milestone Pharmaceuticals

Milestone Pharmaceuticals Inc. (Nasdaq: MIST) is an emerging commercial-stage biopharmaceutical company advancing innovative cardiovascular medicines to benefit people living with certain heart conditions. Milestone’s lead product is CARDAMYST® (etripamil) nasal spray, a novel calcium channel blocker, which is FDA-approved for the conversion of acute symptomatic episodes of paroxysmal supraventricular tachycardia (PSVT) to sinus rhythm in adults. Etripamil is also in Phase 3 development for the control of symptomatic episodic attacks associated with AFib-RVR. https://milestonepharma.com/.

About CARDAMYST

CARDAMYST® (etripamil) nasal spray is approved by the U.S. Food and Drug Administration (FDA) for the conversion of acute symptomatic episodes of paroxysmal supraventricular tachycardia (PSVT) to sinus rhythm in adults. It is a novel calcium channel blocker nasal spray designed as a self-administered rapid response therapy for patients, thereby bypassing the need for immediate medical oversight. The product is intended to provide health care providers with a new treatment option to enable on-demand care and patient self-management. This portable treatment may provide patients with active management and a greater sense of control over their condition. CARDAMYST is well studied with a robust clinical trial program that includes a completed Phase 3 clinical-stage program for the treatment of PSVT. Currently, etripamil is in Phase 2 development for treatment of PSVT in pediatric patients and Phase 3 development for control of acute atrial fibrillation with rapid ventricular rate (AFib-RVR) in adults. For more information, please visit CARDAMYST.com.

Indication

CARDAMYST is indicated for the conversion of acute symptomatic episodes of paroxysmal supraventricular tachycardia (PSVT) to sinus rhythm in adults.

IMPORTANT SAFETY INFORMATION FOR CARDAMYST (etripamil)

What is CARDAMYST?

CARDAMYST is a prescription medicine used to help restore normal sinus heart rhythm in adults who have symptoms of sudden episodes of fast heartbeat called paroxysmal supraventricular tachycardia (PSVT).

It is not known if CARDAMYST is safe and effective in children.

Do not use CARDAMYST if you:

•	are allergic to CARDAMYST or any of its ingredients. See the Patient Information for a complete list of ingredients in CARDAMYST.

•	have limitations in activities due to heart failure (moderate to severe heart failure).

•	have Wolff-Parkinson-White (WPW) syndrome, Lown-Ganong-Levine syndrome, or an abnormal heart rhythm pattern called pre-excitation (delta wave) on an electrocardiogram (ECG).

•	have sick sinus syndrome without a permanent pacemaker.

•	have second degree or higher atrioventricular (AV) block.

Before using CARDAMYST, tell your healthcare provider about all of your medical conditions, including if you:

•	have a history of fainting.

•	have low blood pressure.

•	are pregnant or plan to become pregnant. It is not known if CARDAMYST will harm your unborn baby.

•	are breastfeeding or plan to breastfeed. It is not known if CARDAMYST passes into your breast milk. You should stop breastfeeding for 12 hours after treatment with CARDAMYST. During this time, pump and throw away your breast milk. Talk to your healthcare provider about the best way to feed your baby after using CARDAMYST.

Tell your healthcare provider about all the medicines you take, including prescription and over-the-counter medicines, vitamins, and herbal supplements.

What are the possible side effects of CARDAMYST?

CARDAMYST may cause serious side effects, including:

•	Fainting due to CARDAMYST effects on blood pressure, heart rate, and electrical activity of the heart. CARDAMYST may cause dizziness and fainting, especially in people with a history of fainting and certain heart problems, or people with a history of fainting during an episode of PSVT. Use CARDAMYST while sitting in a safe area where you will not fall if you become dizzy or lightheaded. Lie down if you feel dizzy or lightheaded after using CARDAMYST. If fainting occurs after using CARDAMYST, caregivers should place you on your back and seek medical help.

The most common side effects of CARDAMYST include:

• nasal discomfort • nasal congestion • runny nose	• throat irritation • nosebleed

These are not all of the possible side effects for CARDAMYST. Call your doctor for medical advice about side effects. You may report side effects to FDA at 1-800-FDA-1088.

Please see the full Prescribing Information

https://milestonepharma.com/etripamilprescribinginformation.pdf for CARDAMYST.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “continue,” “could,” “demonstrate,” “designed,” “develop,” “estimate,” “expect,” “may,” “pending,” “plan,” “potential,” “progress,” “will,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Milestone’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements regarding: the continued commercialization and adoption of CARDAMYST and Milestone’s planned commercial priorities; the implementation, timing and anticipated benefits of Milestone’s cost-efficiency measures and associated one-time charges; the anticipated reduction in operating expenses of approximately 30%; planned leadership changes and their timing; Milestone’s continued funding and development of the Phase 3 AFib-RVR program, the expected timing of topline data from ReVeRA-301 and the program’s potential value to Milestone; the estimated addressable patient population for AFib-RVR; the anticipated sufficiency of Milestone’s cash resources to fund operations into late 2028 and through the anticipated ReVeRA-301 readout; and other statements not related to historical facts. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to whether Milestone’s future interactions with the EMA will have satisfactory outcomes; whether and when, if at all, Milestone’s MAA for etripamil will be approved by the EMA; uncertainties related to the timing of initiation, enrollment, completion, evaluation and results of Milestone’s clinical trials; risks and uncertainty related to the complexity inherent in cleaning, verifying and analyzing trial data; and whether the clinical trials will validate the safety and efficacy of etripamil for PSVT or other indications, among others, general economic, political, and market conditions, including deteriorating market conditions due to investor concerns regarding inflation, international tariffs and conflicts, and overall fluctuations in the financial markets in the United States and abroad, risks related to pandemics and public health emergencies, and risks related to the sufficiency of Milestone’s capital resources and its ability to raise additional capital in the current economic climate. These and other risks are set forth in Milestone’s filings with the SEC, including in its annual report on Form 10-K for the year ended December 31, 2025, under the caption “Risk Factors,” as such discussions may be updated from time to time by subsequent filings Milestone may make with the SEC, including Milestone’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. Except as required by law, Milestone assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts

Investor Relations

Kevin Gardner, kgardner@lifesciadvisors.com

Media Relations

Rebecca Novak, rnovak@milestonepharma.com

Milestone Pharmaceuticals Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of U.S. dollars, except share data)

	September 30, 2026	December 31, 2025
Assets

Current assets
Cash and cash equivalents	$144,472	$73,046
Short-term investments	882	32,914
Accounts receivable, net	3,929	—
License receivable	2,000	1,546
Research and development tax credits receivable	623	316
Prepaid expenses	2,513	1,805
Inventory, net	6,676	648
Other receivables	509	1,646
Total current assets	161,604	111,921
Operating lease right-of-use assets	675	1,129
Property and equipment, net	416	511
Total assets	$162,695	$113,561

Liabilities and Shareholders' (Deficit) Equity

Current liabilities
Accounts payable	$9,235	$5,645
Accrued liabilities	14,496	7,644
Operating lease liabilities	686	647
Deferred revenue	1,321	—
Other current liabilities	43	43
Total current liabilities	25,781	13,979
Operating lease liabilities, net of current portion	14	539
Senior secured convertible notes	60,237	57,191
Royalty financing obligation, long-term	82,829	—
Other long-term liabilities	51	83
Total liabilities	168,912	71,792

Shareholders’ (Deficit) Equity
Common shares, no par value, unlimited shares authorized, 124,498,693 shares issued and outstanding as of September 30, 2026, 106,236,344 shares issued and outstanding as of December 31, 2025	384,987	352,619
Pre-funded warrants - 16,412,925 issued and outstanding as of September 30, 2026, and 16,412,925 as of December 31, 2025	55,649	55,649
Additional paid-in capital	64,226	64,104
Accumulated deficit	(511,079)	(430,603)

Total shareholders’ (deficit) equity	(6,217)	41,769

Total liabilities and shareholders’ (deficit) equity	$162,695	$113,561

Milestone Pharmaceuticals Inc.

Condensed Consolidated Statements of Loss (Unaudited)

(in thousands of U.S. dollars, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Revenues
Product revenue, net	$963	$—	$1,760	$—
License and other revenue	2,000	—	2,000	—
Total revenues	2,963	—	3,760	—

Operating Expenses
Cost of product sales	325	—	371	—
Research and development, net of tax credits	3,458	3,940	10,191	12,587
Selling, general and administrative	24,232	7,889	67,543	32,296
Total operating expenses	28,015	11,829	78,105	44,883

Loss from operations	(25,052)	(11,829)	(74,345)	(44,883)

Interest income	1,438	874	4,911	2,087
Interest expense	(2,182)	(967)	(11,042)	(2,853)

Net loss and comprehensive loss	$(25,796)	$(11,922)	$(80,476)	$(45,649)

Weighted average number of shares and pre-funded warrants outstanding, basic and diluted	140,910,921	96,494,588	136,668,430	76,497,361

Net loss per share, basic and diluted	$(0.18)	$(0.12)	$(0.59)	$(0.60)